Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT
BETWEEN
HAMPSHIRE INTERNATIONAL, LLC
AND
DAVID GREN

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of July 2013 by and among Hampshire International, LLC, a Delaware limited liability company (the “Company”), David Gren (“Employee”), and, solely for purposes of Section , Hampshire Group, Limited, a Delaware corporation (“Hampshire”).

WHEREAS, Hampshire and Employee are parties to that certain employment agreement dated June 13, 2011 (the “Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement on the terms set forth herein;

WHEREAS, the is a party to that certain Agreement and Plan of Merger (the “Acquisition Agreement”), dated as of the date hereof, by and among Hampshire, RG Merger Sub, S.A. (“Rio Garment”), Rio Garment S. de R.L., BGY II, LLC, and certain equity holders of Rio Garment S. de R.L.; and

WHEREAS, the Company desires to employ Employee following the closing of the transactions contemplated in the Acquisition Agreement and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereby agree as follows:

1.     Employment.

(A)     Subject to the terms and conditions contained herein, Employee will serve as the President and General Manager of the Company and Rio Garment S.A. (“Rio Garment”), and shall have such duties, responsibilities and authority commensurate with such title. Employee also agrees to serve as a director of any other member of the Company Group (as defined below) and an officer of any subsidiary of the Company, in each case without additional compensation. Employee will report directly to the Chief Executive Officer of Hampshire. Consistent with prior business practice at Rio Garment, Employee’s principal places of business will be in Honduras and the United States, with Employee travelling between the two locations as he shall determine in his reasonable discretion, though Employee acknowledges and agrees that he will be required to travel from time to time for business purposes.

(B)     Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and, except as provided below, shall not engage in any other business or occupation during the Term (as defined below), including, without limitation, any activity that (x) conflicts with the interests of the Company, Hampshire or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”), (y) interferes in any material respect with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) continuing his ownership in, and advice regarding its U.S. screenprinting business to, Deep South Holding Company d/b/a CSI Screenprint; provided, that Deep South Holding Company’s business is limited to the U.S. screenprinting business, (ii) receipt of commissions from Industrias Norteamericanas S. de R. L. upon the sale of certain products consisting of knit and cut sew garments to American Eagle Outfitters, All Access Apparel, and Evy of California, Jem Sportwear, Rogue Sportswear and RGS, USA, pursuant to the commissions agreement in effect as of the date of the execution of that certain Agreement and Plan of Merger (the “Acquisition Agreement”), dated as of June 13, 2011, by and among Hampshire, RG Merger Sub, S.A. (n/k/a/ Rio Garment S.A.), Rio Garment S. de R.L., BGY II, LLC, and certain equity holders of Rio Garment S. de R.L.; (iii) passive ownership of O’Quinn, Inc., a retail clothing company specializing in lifestyle products for the skateboard and surfing industry; provided, that Employee does not actively provide any services to O’Quinn, Inc., (iv) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of charitable organizations or, with the prior written consent of the Board, in similar capacities for for-profit entities, (v) engaging in charitable activities and community affairs, and (vi) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i)-(vi) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

2.     Term. The term (the “Term”) of this Agreement shall commence on the Closing Date (as such term is defined in the Acquisition Agreement) and, unless terminated sooner as provided in Paragraph  hereof, shall continue during the period ending on the close of business on December 31, 2014 (the “Initial Term”). Thereafter the Term shall be automatically extended, without further action by the Company or Employee, by one (1) additional year first on the expiration of the Initial Term, and then on each subsequent anniversary thereafter, unless, not less than thirty (30) days prior to the end of the Term (including any extension thereof), either Employee or the Company shall have notified the other in writing of his or its intention not to further extend the Term. Notwithstanding anything herein to the contrary, the Company’s delivery of a notice of non-renewal of the Term to Employee shall constitute a termination without Cause (as defined below) for purposes of this Agreement.

3.     Salary. As compensation for his services, Employee will be paid a base salary of Four Hundred Seventy-Nine Thousand Dollars ($479,000) per annum (“Base Salary”), payable in accordance with the Company’s customary payroll practices. The Base Salary shall be periodically reviewed, at least annually, for potential increase.

4.     Incentive Compensation. Employee shall be eligible for an annual incentive bonus award determined by Hampshire’s Compensation Committee (the “Compensation Committee”) in respect of each fiscal year during the Term (the “Annual Bonus”). During the Initial Term, the target Annual Bonus for each fiscal year shall be 50% of Base Salary and the maximum Annual Bonus will be 150% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Employee. The Annual Bonus is comprised of three performance criteria which shall be evaluated independently and shall be weighted (based on the target Annual Bonus) as follows: seventy percent (70%) on annual EBITDA achievement for Rio Garment (“Rio Bonus Portion”), fifteen percent (15%) on Hampshire performance versus budget (“Hampshire Bonus Portion”), and fifteen percent (15%) upon the achievement of individual performance objectives (“Gren Bonus Portion”). The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Employee’s continuous employment through the payment date, except as otherwise provided in Section 6 below.

The components of the Annual Bonus shall be evaluated and determined in accordance with the following:

(A)     Employee can earn the Rio Bonus Portion as follows:

(i)     The Compensation Committee shall annually determine the annual EBITDA achievement target for Rio Garment (including with respect to 2013) and such target shall be communicated to Employee (“Annual Rio EBITDA Target”).

(ii)     The amount to be paid based on the Rio Bonus Portion for a given fiscal year (the “Rio Bonus Amount”) shall be calculated as follows: (a) 0.70 multiplied by the product of (b) (I) the Base Salary in effect on the last day of the fiscal year for which the Rio Bonus Portion is being calculated multiplied by (II) the Applicable Rio Bonus Percentage (defined below).

(iii)     The “Applicable Rio Bonus Percentage” for a given fiscal year during the Initial Term shall be calculated as follows: for each 1% of achievement above 80% of the Annual Rio EBITDA Target, Employee shall earn 2.5% of the Applicable Rio Bonus Percentage, up to a maximum 150% achievement of the Applicable Rio Bonus Percentage. For purposes of clarity, the followings are potential achievement examples:

Achievement of Annual Rio EBITDA Target	Applicable Rio Bonus Percentage
80% of Target	0%
90% of Target	25%
100% of Target	50%
110% of Target	75%
120% of Target	100%
130% of Target	125%
140% of Target	150% (maximum)

Example 1: If Rio Garment achieves $9,500,000 of EBITDA for fiscal year 2013, such amount (i) represents achievement of 96% of Target, (ii) results in the Applicable Bonus Percentage being 90% and (iii) results in a Rio Bonus Amount of $134,120 for such fiscal year.

Example 2: If Rio Garment achieves $11,500,000 of EBITDA for fiscal year 2013, such amount (i) represents achievement of 116% of Target, (ii) results in the Applicable Bonus Percentage being 90% and (iii) results in a Rio Bonus Amount of $301,770 for such fiscal year.

(B)     With regard to the Hampshire Bonus Portion, the Compensation Committee shall annually determine the annual EBITDA achievement target for Hampshire and such target shall be communicated to Employee (“Annual Hampshire EBITDA Target”). The Compensation Committee shall determine in its reasonable discretion the level of achievement with regard to the Hampshire Bonus Portion based on the performance of Hampshire versus the Annual Hampshire EBITDA Target.

(C)     With regard to the Gren Bonus Portion, the Compensation Committee shall annually determine Employee’s individual performance objectives and such objectives shall be communicated to Employee. The Compensation Committee shall determine in its reasonable discretion the level of achievement of such objectives and shall calculate the amount of the Annual Bonus attributable to the Gren Bonus Portion, if any.

5.     Benefits.

(A)     Employee Benefits. During the Term, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Employee shall be entitled to twenty (20) days of paid vacation each year. Employee shall also be entitled to the same number of holidays and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

(B)     Equity Incentives. Hampshire maintains a stock incentive plan (the “Stock Plan”) for the benefit of Company Group employees. Employee shall be eligible for one or more grants, as determined by the Board of Directors of Hampshire (the “Board”) or the Compensation Committee from time to time.

(C)     Expenses. During the Term, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

6.     Termination.

(A)     The Company may terminate the employment relationship at any time for any reason. If Employee’s employment is terminated by the Company without Cause (other than on account of Employee’s death or “disability” (within the meaning of the Company’s long-term disability policy)) or by Employee for Good Reason (as defined below), Employee shall be entitled to the following payments and benefits (i) continuation of Base Salary for a period of eighteen (18) months, payable pursuant to the Company’s customary payroll practices, (ii) any earned but unpaid Annual Bonus for the year prior to the year of termination, payable within 10 days following the date of termination, and (iii) a pro rata portion of any Annual Bonus he would otherwise have been entitled to receive under Paragraph  hereof for the year of termination, such pro rata amount will be paid after year end in accordance with the Company’s customary payroll practices and will be calculated by multiplying the annual bonus he would otherwise have been entitled to receive under Paragraph  hereof by a fraction, the numerator of which is the number of completed full months in the current fiscal year through the date of termination (by way of example, if Employee is terminated on August 16, the numerator will be seven) and the denominator of which is 12. Employee will not be entitled to and shall not receive any additional compensation or benefits of any other type following the date of termination (except for reimbursement pursuant to Paragraph of expenses incurred during the Term). If Employee’s employment is terminated for any reason other than by the Company without Cause or by Employee for Good Reason, Employee will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination (except for reimbursement pursuant to Paragraph of expenses incurred during the Term). Notwithstanding the foregoing, the payments and benefits described in this Paragraph  shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches in any material respect any provision of the Paragraph  below.

For purposes of this Agreement, “Cause” for termination shall exist only if Employee (i) breaches his fiduciary duty of loyalty owed to the Company, (ii) is convicted of, or pleads guilty or “no contest” to, a felony, (iii) commits willful misconduct involving acts of moral turpitude or that otherwise result in, or could reasonably be expected to result in, material injury to the Company or its subsidiaries, (iv) materially breaches this Agreement, (v) materially fails to follow a written instruction of a superior or (vi) in carrying out his duties and responsibilities, is guilty of gross neglect or gross misconduct.

For purposes of this Agreement, “Good Reason” shall mean without Employee’s consent, (i) a material diminution in Employee’s title, duties, or responsibilities as set forth in Paragraph 1 hereof, (ii) a reduction in base salary set forth in Paragraph 3 hereof, (iii) any requirement for Employee to relocate his principal places of business or any reduction in Employee’s right to determine his travel schedule between the two locations, or (iv) any other material breach of a provision of this Agreement by the Company or Hampshire. Employee may terminate his employment for Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event.

Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit in this Paragraph 6(A) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of a release of claims reasonably requested by the Company (and the expiration of any revocation period contained in such release of claims) within sixty (60) days following the date of Employee’s termination of employment hereunder. If Employee fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the release of claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

(B)     Employee may terminate the employment relationship at any time for any reason by giving written notice at least three (3) months prior to the effective date of termination. In the event of termination of Employee’s employment under this Paragraph 6(B), he shall have the right to retain all compensation and reimbursements for outstanding expenses incurred on behalf of the Company through the effective date of termination but will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination (except for reimbursement pursuant to Paragraph of expenses incurred during the Term). In the event of termination of Employee’s employment under this Paragraph 6(B), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a voluntary termination by Employee. Following such termination of Employee’s employment by Employee, except as set forth in this Paragraph 6(B), Employee shall have no further rights to any compensation or any other benefits under this Agreement (except for reimbursement pursuant to Paragraph of expenses incurred during the Term).

(C)     If Employee’s employment with the Company continues beyond the expiration of the Term, Employee shall be considered an “at-will” employee and shall not be entitled to any payments or benefits under this Agreement upon any subsequent termination of employment for any reason whatsoever.

(D)     Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Paragraph  as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

7.     Covenants of Employee.

(A)     Confidential Information. At any time during and after Employee’s employment hereunder, without the prior written consent of the Company, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of any third party any Confidential Information (as defined below).

(B)     Non-Competition. At any time during and after Employee’s employment hereunder and during the eighteen (18) month period immediately following any termination of such employment for any reason, Employee shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities in any jurisdiction in which the Company Group is engaged in (or has demonstrable plans to commence) business activities; provided, however, that Employee shall not be deemed to be in breach of this Paragraph 7(A) solely as a result of his (i) ownership in, and advice regarding its U.S. screenprinting business to, Deep South Holding Company d/b/a CSI Screenprint; provided, that Deep South Holding Company’s business is limited to the U.S. screenprinting business, (ii) receipt of commissions from Industrias Norteamericanas S. de R. L. upon the sale of certain products consisting of knit and cut sew garments to American Eagle Outfitters, All Access Apparel, Evy of California, Jem Sportwear, Rogue Sportswear and RGS, USA, pursuant to the commissions agreement in effect as of the date of the execution of the Acquisition Agreement, or (iii) passive ownership of O’Quinn, Inc., a retail clothing company specializing in lifestyle products for the skateboard and surfing industry; provided, that Employee does not actively provide any services to O’Quinn, Inc.

(C)     Non-Solicit. At any time during and after Employee’s employment hereunder and during the eighteen (18) month period immediately following any termination of such employment for any reason, Employee shall not, directly or indirectly, for his own account or for the account of any other individual or entity, engage in Interfering Activities (as defined herein).

(D)     For purposes of this Agreement:

(i)     “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of any member of the Company Group.

(ii)     “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to any member of the Company Group, or (ii) any member of the Company Group may receive belonging to suppliers, customers or others who do business with any member of the Company Group, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of this Paragraph.

(iii)     “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by any member of the Company Group to terminate such individual’s employment with any member of the Company Group, or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of any member of the Company Group to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfere with the relationship between any such client, account, customer, licensee or business relation and any member of the Company Group.

(E)     Employee acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information renders him special and unique within the Company’s industry, and that he will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants and contractors, investors and strategic partners of the Company during the course of and as a result of his employment with the Company. In light of the foregoing, Employee acknowledges and agrees that the restrictions and limitations set forth in this Paragraph 7 are reasonable and valid in geographical and temporal scope and in all other respects, and are essential to protect the value of the business and assets of the Company Group.

(F)     Employee expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 7 may result in substantial, continuing and irreparable injury to the Company. Therefore, Employee hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Paragraph  without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

8.     Developments.

(A)     Developments Retained and Licensed. Employee agree to provide, within ten (10) days following the date of this Agreement, a list on the attached Schedule A that describes with particularity all developments, original works of authorship, developments, improvements, and trade secrets that Employee can demonstrate were created or owned by him prior to the commencement of his employment (collectively referred to as “Prior Developments”), which belong solely to Employee or belong to Employee jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, Employee represents that there are no such Prior Developments. If, during any period during which Employee performs or performed services for the Company Group after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, Employee incorporates into a Company Group product or process a Prior Development owned by Employee or in which Employee has an interest, Employee hereby grants the Company, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(B)     Assignment of Developments. Employee agrees that Employee will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Employee further acknowledges that all Developments made by Employee (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which Employee is, in part, compensated by his salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Employee hereby assigns to the Company, or its designee, all his rights, titles, and interests throughout the world in and to any such Development.

(C)     Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Developments made by Employee (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. Employee agrees not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(D)     Intellectual Property Rights. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse Employee for his reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Employee’s mental or physical incapacity or unavailability for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as his agent and attorney in fact to act for and in his behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Employee. Employee hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that he now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

9.     Independence; Severability. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the parties at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

10.     Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

11.     Set Off; Mitigation. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

12.     Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

(A)     Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(B)     Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(C)     To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(D)     While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

13.     Successors and Assigns; No Third-Party Beneficiaries.

(A)     The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which the Employee’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.

(B)     Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(C)     No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

14.     Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

15.     Entire Agreement. This Agreement contains the entire understanding of the Company and Employee with respect to compensation of Employee and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

16.     Governing Law; Arbitration. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. Any dispute or CLAIM arising out of this Agreement or a claimed breach, except that which involves a right to injunctive relief, shall be resolved by arbitration. Unless the parties agree otherwise, the arbitration shall be held in New York City and pursuant to the Employment Arbitration Rules of the American Arbitration Association. The arbitrator’s decisions shall be final and binding upon the parties and judgment may be entered in any court. With respect to any dispute that is the subject of arbitration, the non-prevailing party, if any (as determined by the arbitrator) shall be responsible for all fees and costs, including attorney’s fees, incurred by the prevailing party, if any.

17.     Notices.

(A)     Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(B)     Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

18.     Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

19.     Survival of Operative Sections. Upon any termination of Employee’s employment, the provisions of Paragraph 6 through Paragraph  of this Agreement (together with any related definitions) shall survive to the extent necessary to give effect to the provisions thereof.

20.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

21.     Conditional Upon Closing of Transactions. This Agreement shall be conditioned upon the closing of the transactions contemplated by the Acquisition Agreement. In the event that the Acquisition Agreement terminates prior to the closing of the transactions contemplated thereby, this Agreement shall be void ab initio.

*     *     *

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.

HAMPSHIRE INTERNATIONAL, LLC

By: /s/ Paul M. Buxbaum
Name: Paul M. Buxbaum
Title:   Chairman

Hampshire Group, Limited
solely for purposes of Section 5(B)

By: /s/ Paul M. Buxbaum
Name: Paul M. Buxbaum
Title:    President and Chief Executive Officer

/s/ David Gren
David Gren